AGREEMENT this 22nd day of April, 1996 by and between China Biomedical Group, Inc., a corporation, organized under the laws of the State of Utah, having its principal offices at 250 Park Avenue, New York, New York 10117, and CB Marketing and Investment Ltd., a corporation organized under the laws of the United Kingdom having its registered office at, Beaufort House, 15 St Botolph Street, London EC 3A 7NJ.

    1. The Offer. China Biomedical, Group, Inc., ("the Company") offers to exchange up to 2,066,712 ordinary shares of CB Marketing and Investment, Ltd. to those shareholders ("the Eligible Shareholders") of the Company who previously owned the said shares in CB Marketing and Investment, Ltd. ("CBMI"), in exchange for the 540,000 common shares no par value of the Company more fully described in Schedule I to the contract. A minimum of 90% of the Eligible Shareholders of the Company must tender their common stock before any shares will be exchanged. This offer is valid for a period of thirty days from the date of this agreement, which period may be extended for another thirty days in the sole discretion of the Company's Board of Directors.

    2. Eligible Shareholders. Eligible shareholders who wish to tender their Company stock should send their certificates, signed, signature guaranteed and in readily transferable form to the Escrow Agent, The Law Office of Steven A. Sanders, P.C., 50 Broad Street, Suite 437, New York, New York, 10004. Shareholder's who hold their stock in book entry form should instruct their broker or custodian to deliver their stock via DTC, US Clearing Corp, D.T.C. # 158 f or further credit to the account of Steven A. Sanders, P.C. as Escrow Agent for China Biomedical Group, Inc., Account # 284-2033-16. Those persons tendering their stock via DTC must send a duplicate copy of their delivery instructions to the Law office of Steven A. Sanders, P.C. facsimile number (212) 344-3035, attention: Lewis M. Klee, Esq.

        (a) If the shares tendered are accepted by the Company, the Company agrees to forgive an inter company loan in the amount of $1,024,000 and assign a $46,380.90 loan identified more specifically in the audited 1995 year end financial statements of CBMI appended hereto as Appendix A. The Company further agrees to assume debts payable to JMI Advisory Services Ltd, Occam Investments and the Chairman of the Company, Richard O'Dell Poulden for expenses incurred for the Company but invoiced to CBMI in the amount of UK Pounds Sterling 212,283.96 ($318,000). CBMI is responsible for all other debts owed by CBMI and its subsidiaries, branches and associates as more particularly shown in the financial statements of CBMI and its subsidiaries, branches and associates.

3. Indemnification.

        (a) CBMI, Michael James and Hou Xihao and the directors of CBMI, their successors or assignees agree to indemnify and hold harmless the Company and its directors from and against any liability, damage cost or expense including reasonable attorneys fees incurred or asserted against the Company arising from any breach or alleged breach by CBMI of their obligations or any claims asserted to have accrued during the period the Company owned CBMI. This paragraph shall survive the closing date indefinitely.

        (b) The Company hereby agrees to indemnify and hold harmless CBMI and its directors from and against any liability, damage cost or expense including reasonable attorneys fees incurred or asserted against CBMI arising from any breach or alleged breach by the Company of its obligations or any claims asserted to have accrued during the period the Company owned CBMI. This paragraph shall survive the closing date indefinitely.

    4. Representations, Warranties and Agreements. The Company represents and warrants to, and agrees with, the Tenderers that as of the date hereof and as of the Closing Date (as hereinafter defined):

        (a) The consolidated financial statements of the Company and its consolidated subsidiaries included in the financial statements (the most recent of which are for the twelve month period ended December 31, 1995) provided to the Tenderers present fairly the financial position and results of operations of the company and its consolidated subsidiaries on a consolidated basis at the respective dates or for the respective periods to which they apply; such financial statements have been prepared in conformity with accounting principles generally accepted in the United Kingdom and the United States applied on a consistent basis throughout the respective periods involved.

        (b) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign now pending or to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, which might result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs or business prospects of the Company considered as one enterprise, or which might materially and adversely affect the properties or assets thereof.

        (c) The Company is not in violation of its By-laws or Certification of Incorporation or other constituent documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property may be bound; and neither the execution nor the delivery by the Company, or the performance by the Company of its obligations under, this Agreement will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under, any material indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it is bound or any statute or the By-laws or Certificate of Incorporation or other constituent documents of, or any decree, judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties.

        (d) There are no restrictions on the transfer of the CBMI Shares to the Tenderer and when issued each Tenderer is entitled to have the Shares registered in its name.

        (e) Upon consummation of the transaction contemplated hereby, the Tenderers will own the CBMI Shares free and clear of all liens, claims charges and other encumbrances and the delivery of the CBMI Shares to the Tenderers pursuant to this Agreement will transfer legal and valid title thereto, free and clear of all liens, claims, charges and other encumbrances.

        (f) This Agreement has been duly authorized, and, when executed and delivered by the parties thereto, will constitute a valid and legally binding obligation of the Company and CBMI, enforceable against both in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization and similar laws of general applicability relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether such enforcement is considered in the proceeding in equity or at law).

        (g) No consent, approval, authorization or order of, or filing with, any court or governmental agency or body is required for the performance by either Company of its obligations under this Agreement or otherwise in connection with the issuance of the CBMI Shares.

        (h) None of the Company's filings with the Securities and Exchange Commission since January 1, 1995 contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statement therein in light of the circumstances under which they were made, not misleading.

        (i) The Company has since January 1, 1995 timely filed all required forms, reports and exhibits thereto with the U.S. Securities and Exchange Commission.

    5. Purchase and Delivery of the Shares. On the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, the Company and CBMI hereby agrees to deliver to the Tenderers and each Tenderer agrees to Exchange with the Company the number of shares of Company shares set forth opposite the name of such Tenderer on Schedule I hereto. The Company shall deliver the shares in the name of the Tenderer. The representations, warranties, covenants and agreements of each Tenderer contained herein or in any documents delivered pursuant hereto are made severally and not jointly. No Tenderer shall be liable for the breach of any representation, warranty, covenant or agreement, of another Tenderer.

     6. Restrictions on Transfer; Warranties of Purchasers.

        (a) Each Purchaser acknowledges that the CBMI Shares will not be registered under the Securities Act and that the Ordinary Shares obtained by such Tenderer are being sold pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereof. Each Tenderer represents, warrants and agrees that it has not offered and will not offer or sell the Common shares purchased from the Company hereunder, by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities
    Act) or in any manner involving a public offering within the meaning of
    Section 4(2) of the Securities Act.

        (b) Each Purchaser represents and warrants that it is either a qualified Institutional Buyer or an institutional Accredited Investor. Each Purchaser confirms that it is not acquiring the Notes with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the united States or any other applicable jurisdiction.

    7. Representations to Survive Delivery. The respective representations, warranties of the Company officers and or the Purchasers set forth in or made pursuant to this Agreement or any other agreement entered into in connection herewith will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Purchasers or the Company or any of their officers, directors or controlling persons and will survive for a period of three years after the Closing Date.

    8. Consent to use Name. The Company irrevocably consents and assigns to CBMI the right to use the name "China Biomedical Group", in all jurisdictions outside the United States provided that CBMI does not use the identical name as the Company, "China Biomedical Group Inc" and does not use any name which could be confused with that of the Company, in the United States.

    9. Waiver of Interests. CBMG expressly warrants and covenants that upon closing of this transaction it irrevocably waives all interests in the assets of the Company and further waives all claims to ownership of any shares to the Company's common stock, except as set forth in this agreement. This paragraph shall survive the closing indefinitely.

    10. Notices. All communications hereunder will be in writing, and, if sent to a Purchaser, will be delivered to such Purchaser at the address set forth in
Schedule 1 hereto, and if sent to the Company, will be delivered to c/o President, China Biomedical Group, Inc., 250 Park Avenue, New York, New York 10117, with a copy to Law Offices of Steven A. Sanders, P.C., 50 Broad Street, New York, New York 10004, telefax number (212) 344-3035, Attention: Lewis M. Klee, Esq. Notice shall be effective upon delivery.

    11. Agreement to Suit. The parties expressly agree that any suit proceeding or other action arising out of, or relating to this agreement shall be brought in a court of competent jurisdiction sitting in the County of New York, State of New York. All parties irrevocably waive any objections to personal jurisdiction, venue and forum non-convenienes.

    12. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the officers and directors and each person who controls the parties hereto within the meaning of the Securities Act, and no other person will have any right or obligation hereunder. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained.

    13. Counterparts; Governing Law. This Agreement may be executed in counterparts all of which, taken together, shall constitute a single agreement between the parties to such counterparts. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the state of New York without giving effect to conflict of laws principles.

    14. Termination. The obligations of any Purchaser under this Agreement may be terminated for any reason at any time prior to the delivery and payment of the Securities on the Closing Date upon written notice of such termination to the Company, if prior to such time (I) there shall have occurred either of (A) the closing of the NASDAQ, or (B) a general suspension or material limitation of trading on either such Exchange or the general establishment of minimum prices by either such Exchange or by the Commission or (C) the declaration of a bank moratorium by authorities of the United States or State of New York, or (D) the declaration by the United States of national emergency or war or (ii) there shall have been any development involving a prospective change (whether financial or otherwise) in or affecting the financial position, shareholders' equity or results of operation of the Company, which such Purchaser in its reasonable judgment considers material and adverse and which are not disclosed in the package of materials provided by the Company to the Purchaser. In the event of any such termination, the Company shall have no liability to the terminating Purchaser.

     15. Amendments; Waivers. This Agreement may not be amended, modified or supplemented and no waivers of or consent to departures from the provisions hereof may be given unless consented to in writing by the Company and the Purchasers.

        If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us two counterparts hereof, and upon acceptance hereof by you it will become a binding agreement between the Company and the Purchasers in accordance with its terms.

                                     China Biomedical Group, Inc.

                                     By: /s/ Richard Poulden

                                     CB Marketing and Investment, Ltd.

                                     By: /s/ Michael James

                               SCHEDULE I


                                                                CB Marketing &                  China Biomedical
CBMG Shareholders                 Address                       Investments Ltd.                Group, Inc.

Michael Howard James          Deacons Field, 5 High Elms            360,000                        94,062
                              Harpenden, Herts AL5 2JU

Chris Coke                    Field House, Vicarage Lane            100,000                        26,128
                              Capel Dorking, Surrey, RH5 5LN

Hou Zihaao                    463/465 Poly Plaza,                   100,000                        26,128
                              14, Dongzhimen District,
                              Beijing, 100027, PRC

Standard Bank Nominee         One Waverley Place, St. Helier,       795,500                      207,852
(Jersey) Ltd.                 Jersey JE4 8XR, UK                    100,000                       26,128
                                                                    100,000                       26,128

Pink Quill Finance Ltd        One Waverly Place, St. Helier,        440,000                      114,965
                              Jersey JE4 8XR, UK

Christine Louise Kennedy      5646 Covey Place, North Vancouver      20,000                        5,226
                              British Columbia, Canada Y7R 4WI

Edward Harford                The Old Rectory, Easton Grey            8,250                        2,156
                              Malmesbury, Wiltshire SN16 OPE, UK

Jeremy Bellinger Stewardson   5 Smith Terrace, London SW3, UK        4,500                         1,176

Hampton Hall Properties Ltd.  PO Box N1612, Nassau                  38,462                        10,049

                                                                 2,066,712                       540,000

              CHINA BIOMEDICAL GROUP, INC. AND SUBSIDIARY
                     (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED BALANCE SHEETS


                                                                      March 31,             December 31,
                                                                         1996                   1995
                                                                     (Unaudited)              (Note 1)
                      ASSETS
CURRENT ASSETS:
    Cash                                                             $   28,667             $    33,087
    Accounts receivable                                                  18,484                       -
    Other receivables                                                    42,092                  37,471
        Total current assets                                             89,243                  70,558
FIXED ASSETS, net of accumulated depreciation of $23,440
    and $18,252, respectively                                            41,510                  46,698
INTANGIBLE ASSETS, net of accumulated amortization of $315,309
    and $256,763, respectively                                        9,522,379               9,757,012
                                                                    $ 9,653,132             $ 9,874,268

                  LIABILITIES AND
                STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Loans payable                                                   $   116,381             $   116,381
    Payroll and sales taxes payable                                      21,237                  21,617
    Accounts payable and accrued expenses                               417,176                 378,214
    Other liabilities                                                   883,506                 742,880

       Total current liabilities                                      1,438,300               1,259,092

STOCKHOLDERS' EQUITY:
    Common stock, $.001 par value, 50,000,000 shares
    authorized 1,112,069 and 5,560,343 shares issued
    and outstanding, respectively                                        1,112                    5,560
    Additional paid-in capital                                      13,292,503               13,288,055
    Accumulated deficit                                             (4,839,680)              (4,594,390)
    Accumulated foreign currency translation adjustment               (239,103)                 (84,049)

       Total stockholders' equity                                    8,214,832                8,615,176

                                                                    $9,653,132              $ 9,874,268


            See notes to consolidated financial statements.

               CHINA BIOMEDICAL GROUP, INC. AND SUBSIDIARY
                    (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                            (UNAUDITED)


                                                                Three Months Ended March 31,
                                                              1996                     1995

NET SALES AND REVENUES                                   $      68,638              $    131,896
COST OF SALES                                                   63,237                       --
   Gross profit                                                  5,401                   131,896
RESEARCH AND DEVELOPMENT EXPENSES                               28,521                       --
SELLING, OPERATING AND ADMINISTRATIVE EXPENSES                 222,170                   728,221

   Loss from operations                                       (245,290)                 (596,325)
PROVISION FOR INCOME TAXES                                         --                        --

   Net loss                                              $    (245,290)             $   (596,325)

   Loss per share                                        $       (0.22)             $       (1.69)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                                1,112,069                    352,868




                 See notes to consolidated financial statements.

               CHINA BIOMEDICAL GROUP, INC. AND SUBSIDIARY
                   (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED)


                                                                 Three Months Ended March 31,

                                                                1996                 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                    $  (245,290)          $   (595,325)
Adjustments to reconcile net loss to net
  cash used by operating activities:
Depreciation and amortization                                    63,734                 49,591
Increase in accounts receivable                                 (18,484)                (7,904)
Increase in other receivables                                    (4,621)               (35,587)
Increase in inventories                                             --                 (14,109)
Increase in accounts payable                                     38,962                103,809
Increase (decrease) in payroll and sales taxes payable             (380)                21,635
Decrease in bank overdraft                                          --                  (7,707)
Increase in other liabilities                                   140,626                365,485

    Net cash used by operating activities                       (25,453)              (121,112)


CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in fixed assets                                          --                   (42,692)
(Increase) decrease in intangible assets                        176,087            (10,446,778)

    Net cash provided (used) by investing activities            176,087            (10,489,470)


CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in common stock                                          --                       947
Increase in additional paid-in capital                            --                 9,615,526
Increase in loans payable                                         --                   724,589
Foreign currency translation adjustment                        (155,054)               286,863

    Net cash provided (used) by financing activities           (155,054)            10,627,925

NET INCREASE (DECREASE) IN CASH                                  (4,420)                17,343
CASH, BEGINNING OF PERIOD                                        33,087                    --

CASH, END OF PERIOD                                         $    28,667             $   17,343



                  See notes to consolidated financial statements.

                 CHINA BIOMEDICAL GROUP, INC. AND SUBSIDIARY
                       (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (UNAUDITED)


(1)  Basis of presentation


     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
     Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at December 31, 1995 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1995.

(2)  Reverse stock split


     On January 27, 1996, the Company effected a 1 for 5 reverse stock split of the issued and outstanding shares of common stock. The weighted average number of common shares outstanding for the three months ended March 31, 1995 have been retroactively adjusted for this reverse stock split.